Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of ASP Isotopes Inc. on Form S-3 (Nos. 333-279267, 333-279857, 333-282936, 333-286860, 333-288894 and 333-290864) and Form S-8 (Nos. 333-268421, 333-280157, 333-280158 and 333-286443) of our report dated April 9, 2026, on our audits of the financial statements as of December 31, 2025 and 2024 and for each of the years then ended, which report is included in this Annual Report on Form 10-K to be filed on or about April 9, 2026.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

April 9, 2026